Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Announces Credit Agreement Amendment

CHICAGO, March 22, 2016-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today announced an amendment to its existing revolving credit facility agreement dated as of February 10, 2015. Pursuant to the terms of the amendment, the credit facility size was increased from $450 million to $600 million, while maintaining a $250 million accordion expansion feature. This amendment affords JBT greater financial flexibility to pursue organic growth investments and acquisition opportunities.
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John Bean Technologies Corporation (JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with a focus on proteins, liquid foods and automated systems. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its JBT FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 4,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit http://www.jbtcorporation.com.
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.